Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 to the use of the name Netherland, Sewell & Associates, Inc.; to the references to our reserves reports of Rice Drilling B LLC’s proved natural gas reserve estimates and future net revenue at December 31, 2012, and December 31, 2013; and the inclusion of our corresponding reserves report, dated February 21, 2014, in the Registration Statement (the “Registration Statement”) and related Prospectus of Rice Energy Inc. as Exhibit 99.1. We also consent to the incorporation by reference in this Registration Statement on Form S-1 to the references to our reserves reports of Alpha Shale Resources, LP’s proved natural gas reserve estimates and future net revenue at December 31, 2012, and December 31, 2013; and the inclusion of our corresponding reserves report, dated February 21, 2014, in the Registration Statement as Exhibit 99.2. We also consent to the incorporation by reference in this Registration Statement on Form S-1 to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons President and Chief Operating Officer

Houston, Texas

August 8, 2014